CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Global & International Funds of our reports dated January 21, 2021, relating to the financial statements and financial highlights, which appears in Delaware Emerging Markets Fund, Delaware International Small Cap Fund and Delaware International Value Equity Fund’s Annual Reports on Form N-CSR for the year ended November 30, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 26, 2021